Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-158418 on Form S-11 of our report dated March 25, 2011, relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for acquisition costs in business combinations) appearing in the annual report on form 10K which has been included in the Supplement dated April 21, 2011, to the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 21, 2011